MORGAN STANLEY
                        SPECTRUM SERIES




       April 2005
       Monthly Report




This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.

                                          Issued: May 31, 2005

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                          1991  1992   1993  1994   1995 1996  1997  1998 1999 2000  2001  2002  2003 2004  2005   RETURN  RETURN
FUND                        %     %      %     %      %    %     %     %    %    %     %     %     %    %     %       %       %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency          --    --     --    --     --   --    --    --   --  11.7  11.1  12.2  12.4 (8.0) (20.7)   14.2   2.8
                                          (6 mos.)                                                         (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced   --    --     --  (1.7)  22.8 (3.6) 18.2  16.4  0.8   0.9  (0.3) (10.1) 6.2 (5.6)  (6.0)   37.4   3.1
                                          (2 mos.)                                                         (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select          31.2  (14.4) 41.6  (5.1)  23.6  5.3   6.2  14.2 (7.6)  7.1   1.7  15.4   9.6 (4.7) (13.3)  150.5   6.9
                       (5 mos.)                                                                            (4  mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic         --    --     --   0.1   10.5 (3.5)  0.4   7.8 37.2 (33.1) (0.6)  9.4  24.0  1.7   (9.5)   31.7   2.7
                                          (2 mos.)                                                         (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical         --    --     --  (2.2)  17.6 18.3   7.5  10.2 (7.5)  7.8  (7.2) 23.3  23.0  4.4  (13.9)  103.5   7.0
                                          (2 mos.)                                                         (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
APRIL 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2005 was as follows:

FUND                                      N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                         $11.42               -2.07%
--------------------------------------------------------------------------------
Spectrum Global Balanced                  $13.74               -2.61%
--------------------------------------------------------------------------------
Spectrum Select                           $25.05               -5.27%
--------------------------------------------------------------------------------
Spectrum Strategic                        $13.17               -2.95%
--------------------------------------------------------------------------------
Spectrum Technical                        $20.35               -5.36%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman

Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                                        MONTH ENDED      YTD ENDED
                                      APRIL 30, 2005    APRIL 30, 2005
                                      --------------    --------------
            Australian dollar               0.26              0.05
            British pound                   1.38              1.45
            Euro                            0.16                -7
            Japanese yen                   -3.14             -2.66
            Swiss franc                    -0.29             -2.07
            Minor currencies               -0.07            -10.17

     Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from short positions in the Japanese yen against the U.S. dollar as the yen's value reversed sharply higher amid heightened speculation for a possible revaluation of the Chinese yuan's peg to the U.S. dollar.

> Subsequent losses resulted from short positions in the South African rand> Swiss franc> and Singapore dollar versus the U.S. dollar as the U.S. dollar declined in response to renewed doubts about the long-term status of the U.S. economy and the potential revaluation of the yuan.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains resulted from long positions in the British pound, Australian dollar, and euro versus the U.S. dollar after weak U.S. economic data triggered a decline in the U.S. dollar's value and reinforced perceptions that the U.S. Federal Reserve would not likely quicken its pace of interest rate hikes.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                                        MONTH ENDED      YTD ENDED
                                      APRIL 30, 2005    APRIL 30, 2005
                                      --------------    --------------

            Currencies                     -0.45             -3.57
            Interest Rates                  0.67              1.17
            Stock Indices                  -1.73             -1.54
            Energies                       -0.57             -0.21
            Metals                         -0.14             -0.26
            Agriculturals                  -0.08             -0.36

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses for the month occurred in the global stock indices from long positions in Pacific Rim and European stock index futures. Losses resulted after global equity prices declined amid economic growth concerns prompted by U.S. Federal Reserve reports of declines in manufacturing and industrial production, and U.S. Labor Department announcements that higher oil costs drove up import prices. Consistent weakness in global economic data, combined with weaker-than-expected U.S. Gross Domestic Product data, resulted in prices falling further during the second half of the month, causing additional losses from long positions.

> Trading within the energy markets resulted in losses from long futures positions in crude oil and its related products as prices reversed sharply lower during the month. Early in the month, prices reversed lower, following their recent climb, after U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were pressured even lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses resulted as prices fell in response to more news of growing supplies and new signs of slower economic growth. Elsewhere in the energy markets, losses resulted from long positions in natural gas as prices declined in tandem with crude oil prices.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> In the currency markets> long positions in the U.S. dollar versus most foreign currencies resulted in losses as the U.S. dollar's value fell amid heightened speculation that Chinese officials considered allowing the yuan to float free of the U.S. dollar's value. Renewed doubts about the long-term status of the U.S. economy also contributed to U.S. dollar weakness.

> In the metals markets, long futures positions in base metals recorded losses as prices fell due to news of an increase in supply and fears that a slowing global economy would weaken demand.

> Smaller losses were experienced in the agricultural markets from long futures positions in corn and soybeans as prices for these commodities fell in response to favorable weather in growing regions, improved crop conditions, and reduced foreign demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global interest rate markets from long positions in European interest rate futures as prices trended higher throughout the month amid weakness in regional equity markets and a steady stream of weak economic data from Europe.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                                        MONTH ENDED      YTD ENDED
                                      APRIL 30, 2005    APRIL 30, 2005
                                      --------------    --------------

            Currencies                     -0.71             -7.44
            Interest Rates                  0.83              0.96
            Stock Indices                  -1.52             -3.01
            Energies                       -1.32             -0.57
            Metals                         -1.22             -1.34
            Agriculturals                  -0.72               0.4

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the global stock indices resulted from long positions in European and Pacific Rim stock index futures as global equity prices declined amid economic growth concerns prompted by U.S. Federal Reserve reports of declines in manufacturing and industrial production, and U.S. Labor Department announcements that higher oil costs drove up import prices. Consistent weakness in global economic data, combined with weaker-than-expected U.S. Gross Domestic Product data, resulted in prices falling during the second half of the month, causing additional losses from long positions.

> Trading within the energy markets resulted in losses from long futures positions in crude oil and its related products as prices reversed sharply lower during the month. Early in the month, prices reversed lower, following their recent climb, after U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses resulted as prices fell in response to more news of growing supplies and new signs of slower economic growth. Elsewhere in the energy markets, losses resulted from long positions in natural gas as prices declined in tandem with crude oil prices.

> Losses in the metals markets resulted from long futures positions in base metals, particularly aluminum, as prices fell due to news of an increase in supply and fears that a slowing global economy would weaken demand.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> In the agricultural sector, losses stemmed from long futures positions in wheat, soybean, soybean-related products, and corn as prices for these commodities fell in response to favorable weather in growing regions, improved crop conditions, and reduced foreign demand.

> Finally, the currency sector incurred losses from short positions in the Japanese yen against the U.S. dollar as the yen's value reversed sharply higher amid heightened speculation for a possible revaluation of the Chinese yuan after Chinese officials considered allowing the yuan to float free of the U.S. dollar's value.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global interest rate markets from long positions in European interest rate futures as prices trended higher throughout the month amid weakness in regional equity markets and a steady stream of weak economic data from Europe.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                                        MONTH ENDED      YTD ENDED
                                      APRIL 30, 2005    APRIL 30, 2005
                                      --------------    --------------

            Currencies                     -1.11             -6.21
            Interest Rates                   0.5             -0.54
            Stock Indices                  -0.06             -1.34
            Energies                       -0.52             -0.22
            Metals                         -0.85             -0.96
            Agriculturals                  -0.92             -0.28

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded in the currency markets from positions in foreign currencies versus the U.S. dollar. The U.S. dollar first traded higher early in the month amid the release of positive U.S. economic numbers and expectations that the U.S. Federal Reserve would quicken the pace of increases in U.S. interest rates. Newly established short foreign currency positions against the U.S. dollar experienced losses as the U.S. dollar's value declined amid higher oil prices and the release of weak U.S. economic data, which strengthened mounting fears of slower U.S. economic growth. Long foreign currency positions held later in the month incurred further losses for the sector as the U.S. dollar's value reversed higher after an increase in inflation renewed expectations for hikes in U.S. interest rates.

> In the agricultural markets, long futures positions in cocoa and sugar experienced losses after prices reversed lower on technically-based selling and U.N. Food and Agriculture Organization reports stated that prices for commodities were expected to worsen.

> Within the metals markets, long futures positions in base metals, particularly aluminum, resulted in losses as prices fell due to news of an increase in supply and fears that a slowing global economy would weaken demand.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Trading within the energy markets resulted in losses from long futures positions in crude oil and its related products as prices reversed sharply lower during the month, following their recent climb, after U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Further losses resulted as prices fell in response to more news of growing supplies and new signs of slower economic growth. Elsewhere in the energy markets, losses resulted from long positions in natural gas as prices declined in tandem with crude oil prices.

> In the global stock indices, losses were experienced from long positions in Pacific Rim and European stock index futures as global equity prices declined amid economic growth concerns prompted by U.S. Federal Reserve reports of declines in manufacturing and industrial production, and U.S. Labor Department announcements that higher oil costs drove up import prices. Consistent weakness in global economic data, combined with weaker-than-expected U.S. Gross Domestic Product data, resulted in prices falling during the second half of the month, causing additional losses from long positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global interest rate markets from long positions in European interest rate futures as prices increased throughout the month amid weakness in regional equity markets and a steady stream of weak economic data from Europe. Additional gains were recorded from long positions in Japanese interest rate futures as prices increased amid a "flight-to-quality" as Japanese equity markets experienced significant volatility throughout the month.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                                        MONTH ENDED      YTD ENDED
                                      APRIL 30, 2005    APRIL 30, 2005
                                      --------------    --------------

            Currencies                      0.06             -7.48
            Interest Rates                  2.84              1.21
            Stock Indices                  -2.28             -1.98
            Energies                        -3.6             -1.22
            Metals                         -1.12             -0.73
            Agriculturals                  -0.65             -1.53

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Trading within the energy markets resulted in losses from long futures positions in crude oil and its related products as prices reversed sharply lower during the month. Early in the month, prices reversed lower, following their recent climb, after U.S. government data pointed to greater production activity by refiners and rising supplies. Prices were pressured lower by the release of slower demand growth forecasts by the International Energy Agency. Towards the latter half of the month, additional losses resulted as prices fell in response to more news of growing supplies and new signs of slower economic growth. Elsewhere in the energy markets, losses resulted from long positions in natural gas as prices declined in tandem with crude oil prices.

> In the global stock indices, losses were experienced from long positions in European and Pacific Rim stock index futures as global equity prices declined amid economic growth concerns prompted by U.S. Federal Reserve reports of declines in manufacturing and industrial production, and U.S. Labor Department announcements that higher oil costs drove up import prices. Consistent weakness in global economic data, combined with weaker-than-expected U.S. Gross Domestic Product data, resulted in prices falling during the second half of the month, causing additional losses from long positions.

> Losses resulted in the metals markets from long futures positions in base metals, particularly aluminum, as prices fell due to news of an increase in supply and fears that a slowing global economy would weaken demand.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Smaller losses surfaced in the agricultural markets from long futures positions in cocoa, coffee, and sugar after prices reversed lower on technically-based selling and U.N. Food and Agriculture Organization reports stated that prices for commodities were expected to worsen. Long futures positions in lean hogs and live cattle also incurred losses as prices finished lower on news of a reduction in foreign export demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global interest rate markets from long positions in European interest rate futures as prices trended higher throughout the month amid weakness in regional equity markets and a steady stream of weak economic data from Europe. Additional gains were recorded from long positions in Japanese interest rate futures as prices increased amid a "flight-to-quality" as Japanese equity markets experienced significant volatility throughout the month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                                        MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                -----------------------------      -----------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF
                                               APRIL 1, 2005                      APRIL 1, 2005
                                                 BEGINNING                          BEGINNING
                                   AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                                ------------  ---------------      ------------  ---------------
                                        $            %                    $              %
INVESTMENT INCOME
   Interest income (Note 2)         404,706          .18               102,542          .22
                                 ----------        -----            ----------        -----


EXPENSES
   Brokerage fees (Note 2)          882,862          .38               179,049          .38
   Management fees (Note 3)         383,855          .17                48,656          .11
                                 ----------        -----            ----------        -----
      Total Expenses              1,266,717          .55               227,705          .49
                                 ----------        -----            ----------        -----


NET INVESTMENT LOSS                (862,011)        (.37)             (125,163)        (.27)
                                 ----------        -----            ----------        -----


TRADING RESULTS
Trading profit (loss):
   Realized                              --           --              (554,122)       (1.19)
   Net change in unrealized      (3,912,641)       (1.70)             (540,256)       (1.15)
                                 ----------        -----            ----------        -----
      Total Trading Results      (3,912,641)       (1.70)           (1,094,378)       (2.34)
                                 ----------        -----            ----------        -----


NET LOSS                         (4,774,652)       (2.07)           (1,219,541)       (2.61)
                                 ==========        =====            ==========        =====


  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                                         MORGAN STANLEY                                  MORGAN STANLEY
                                        SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                              ----------------------------------------         ---------------------------------------
                                                                 PER                                             PER
                                   UNITS            AMOUNT       UNIT              UNITS           AMOUNT        UNIT
                              ---------------    ------------    -----         --------------    -----------     -----
                                                       $           $                                  $            $
Net Asset Value,
   April 1, 2005               19,757,015.207     230,311,959    11.66          3,310,328.491     46,708,908     14.11
Net Loss                                   --      (4,774,652)    (.24)                    --     (1,219,541)     (.37)
Redemptions                      (391,288.808)     (4,468,518)   11.42            (81,502.307)    (1,119,842)    13.74
Subscriptions                     374,865.462       4,280,964    11.42             29,595.932        406,648     13.74
                               --------------     -----------                   -------------     ----------
Net Asset Value,
   April 30, 2005              19,740,591.861     225,349,753    11.42          3,258,422.116     44,776,173     13.74
                               ==============     ===========                   =============     ==========


The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                                     MORGAN STANLEY                      MORGAN STANLEY                  MORGAN STANLEY
                                     SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                               ----------------------------       ----------------------------     ----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                   PERCENTAGE OF
                                             APRIL 1, 2005                      APRIL 1, 2005                   APRIL 1, 2005
                                               BEGINNING                          BEGINNING                       BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                               -----------  ---------------       -----------  ---------------     -----------  ---------------
                                      $            %                     $             %                  $             %
INVESTMENT INCOME
   Interest income (Note 2)        947,968         .17               305,372           .17           1,264,443          .17
                               -----------       -----            ----------         -----         -----------        -----


EXPENSES
   Brokerage fees (Note 2)       3,363,686         .60             1,064,847           .60           4,483,237          .60
   Management fees (Note 3)      1,312,324         .24               401,309           .23           1,592,585          .22
                               -----------       -----            ----------         -----         -----------        -----
      Total Expenses             4,676,010         .84             1,466,156           .83           6,075,822          .82
                               -----------       -----            ----------         -----         -----------        -----


NET INVESTMENT LOSS             (3,728,042)       (.67)           (1,160,784)         (.66)         (4,811,379)        (.65)
                               -----------       -----            ----------         -----         -----------        -----


TRADING RESULTS
Trading profit (loss):
   Realized                    (24,990,235)      (4.49)            1,052,302           .60         (20,229,230)       (2.73)
   Net change in unrealized       (645,977)       (.11)           (5,084,752)        (2.89)        (14,744,520)       (1.98)
                               -----------       -----            ----------         -----         -----------        -----
      Total Trading Results    (25,636,212)      (4.60)           (4,032,450)        (2.29)        (34,973,750)       (4.71)
                               -----------       -----            ----------         -----         -----------        -----


NET LOSS                       (29,364,254)      (5.27)           (5,193,234)        (2.95)        (39,785,129)       (5.36)
                               ===========       =====            ==========         =====         ===========        =====


  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED APRIL 30, 2005 (UNAUDITED)

                            MORGAN STANLEY                       MORGAN STANLEY                           MORGAN STANLEY
                            SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                   -----------------------------------    -----------------------------------    ----------------------------------
                                                 PER                                     PER                                   PER
                        UNITS         AMOUNT     UNIT          UNITS         AMOUNT      UNIT        UNITS          AMOUNT     UNIT
                   --------------  -----------  ------    --------------  -----------   -----    --------------  -----------  -----
                                        $          $                           $          $                           $         $
Net Asset Value,
  April 1, 2005    21,049,925.823  556,748,022   26.45    12,989,666.691  176,250,584   13.57    34,511,537.631  742,053,043  21.50
Net Loss                       --  (29,364,254)  (1.40)               --   (5,193,234)   (.40)               --  (39,785,129) (1.15)
Redemptions          (243,498.438)  (6,099,636)  25.05      (178,461.922)  (2,350,344)  13.17      (358,970.878)  (7,305,058) 20.35
Subscriptions         363,333.068    9,101,494   25.05       299,294.104    3,941,704   13.17       678,086.902   13,799,072  20.35
                   --------------  -----------            --------------  -----------            --------------  -----------
Net Asset Value,
  April 30, 2005   21,169,760.453  530,385,626   25.05    13,110,498.873  172,648,710   13.17    34,830,653.655  708,761,928  20.35
                   ==============  ===========            ==============  ===========            ==============  ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

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 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units

 MORGAN STANLEY SPECTRUM SERIES
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 NOTES TO FINANCIAL STATEMENTS
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 (CONTINUED)

required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
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 (CONTINUED)

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
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 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                    Demeter Management Corporation
                    330 Madison Avenue, 8th Floor
                    New York, NY 10017



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